The Board of Directors
Apple South, Inc.

     We consent to incorporation by reference in the registration statements (No. 33-49748, No. 33-68978, No. 333-3764, and No. 333-3736) on Form S-8 and the
registration  statements (No.  333-02958,  No. 333-37345,  and No. 333-25205) on
Form S-3 of Apple South, Inc. of our report dated January 23, 1998, relating to the consolidated balance sheets of Apple South, Inc. as of December 28, 1997 and December 29, 1996, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 28, 1997, which report appears in the December 28, 1997 annual report on Form 10-K of Apple South, Inc.


                             KPMG Peat Marwick LLP

Atlanta, Georgia
March 23, 1998